Exhibit 99.1

Velocity Portfolio Group, Inc. Reports Notice Regarding NYSE AMEX Listing Standards

Wall, New Jersey, September 1, 2009 – Velocity Portfolio Group, Inc., (NYSE AMEX:PGV) (the “Company”) a portfolio management company, received notice from the Staff of the NYSE Amex LLC (the “Exchange”) indicating that the Company is not in compliance with the Exchange’s continued listing standards as set forth in Sections 134 and 1101 of the Exchange’s Company Guide. In such notice, the Staff advised the Company that it was not in compliance with the Exchange’s continued listing standards as a result of the Company being unable to timely file its quarterly report on Form 10-Q for the period ended June 30, 2009.

The Company is afforded the opportunity to submit a plan of compliance to the Exchange by September 8, 2009 that will bring the Company back into compliance with the Exchange’s continued listing standards by November 24, 2009. If the Company does not submit a plan or if the plan if not accepted by the AMEX, the Company will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Exchange’s Company Guide.

The Company’s Common Stock continues to trade on the Exchange; however, the Company will be included in a list of issuers that are not in compliance with the Exchange’s listing standards. The Company will remain in this list until the Company has regained compliance with all applicable continued listing standards.

About Velocity Portfolio Group, Inc.

We are a portfolio management company that purchases unsecured consumer receivables in the secondary market and seeks to collect those receivables through an outsourced legal collection network. Our primary business is to acquire credit-card receivable portfolios at significant discounts to the total amounts owed by the debtors. We use our proprietary valuation process to calculate the purchase price so that our estimated cash flow from such portfolios offers us an adequate return on our investment after servicing expenses.

For more information, visit www.velocitycollect.com

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that are subject to risk and uncertainties, including, but not limited to, risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the company’s registration statement on Form S-1. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company. The company assumes no obligation to update the information contained in this press release.

Contact:

Jim Mastriani
CFO
Velocity Portfolio Group
(732) 556-9090